AMENDMENT NO. 1
TO
SHARE EXCHANGE AGREEMENT

This Amendment No. 1 to Share Exchange Agreement (“Amendment”) is made as of the 11th day of March 2010, between Hambrecht Asia Acquisition Corp., a Cayman Islands company (“HMAUF”) and Sun Zone Investments Limited, a company organized under the laws of the British Virgin Islands (the “Majority Shareholder”) and Sze Kit Ting (together with the Majority Shareholder, the “Shareholders”) and amends the Share Exchange Agreement (“Agreement”), dated as of February 12, 2010 between HMAUF and the Shareholders.  Capitalized terms used in this Amendment and not otherwise defined are used with the meaning assigned to such terms in the Agreement.

WHEREAS, HMAUF and the Sponsors have notified the Shareholders that HMAUF may not be able to meet the minimum Net Trust Proceeds condition to the Shareholders’ obligation to close the Transactions, and the Shareholders have agreed to lower the minimum on the terms and conditions set forth in this Agreement and the Amendment No. 1 to Sponsor Agreement (as defined below); and

WHEREAS, to induce the Shareholders to enter into this Agreement, the Sponsors have, among other things, agreed to surrender to HMAUF for cancellation the Sponsor Warrants at Closing and to escrow additional HMAUF Shares held by them subject to certain additional conditions, all as more fully provided in an amendment to the Sponsor Agreement (“Amendment No. 1 to Sponsor Agreement”) executed simultaneously herewith; and

NOW, THEREFORE, in consideration of the foregoing and  the covenants and agreement of the parties set forth below and other good and valuable consideration, the receipt of which is hereby acknowledged, HMAUF and the Shareholders agree as follows:

1.           The following definition is hereby added to Section 1.1 of the Agreement in the correct alphabetical order:

“Amendment No. 1 to Sponsor Agreement” means the amendment to the Sponsor Agreement between the Sponsors signatory thereto and the Shareholders, dated March 11, 2010.

2.           The definition of Sponsor Agreement set forth in Section 1.1 of the Agreement is hereby amended to add the phrase: “, as amended by Amendment No. 1 to Sponsor Agreement” at the end thereof.

3.           Section 10.1(c) of the Agreement is hereby amended to read in its entirety as follows:

(c) Net Trust Proceeds.  The Net Trust Proceeds shall equal not less than $6,500,000.

4.           Section 10.1(o) of the Agreement is hereby amended to add the following at the end thereof:

and the Sponsor Warrants, together with all necessary certificates and documents required to be delivered under the Sponsor Agreement or by applicable Law, shall have been delivered to the Company (or, with respect to Warrants to purchase 250,000 HMAUF Shares, to the investor as directed in the Sponsor Agreement) for cancellation and notice thereof provided under the Warrant Agreement.

5.           On and after the date of this Amendment, each reference in the Agreement to “this Agreement”, “hereunder”, “hereof”, “herein” or words of like import referring to the Agreement shall mean and be a reference to the Agreement as amended by this Amendment, and each reference in the Agreement to the Sponsor Agreement, “thereunder”, “thereof” or words of like import referring to the Sponsor Agreement shall mean and be a reference to the Sponsor Agreement as amended by Amendment No. 1 to the Sponsor Agreement.

6.           If any term or other provision of this Amendment is invalid, illegal or incapable of being enforced by any Law, or public policy, all other conditions and provisions of this Amendment shall nevertheless remain in full force and effect so long as the economic or legal substance of the Transactions is not affected in any manner materially adverse to any party.  Upon such determination that any term or other provision is invalid, illegal or incapable of being enforced, the parties shall negotiate in good faith to modify this Amendment so as to effect the original intent of the parties as closely as possible in an acceptable manner to the end that Transactions are fulfilled to the extent possible.

7.           This Amendment may be executed in one or more counterparts, all of which shall be considered one and the same agreement and shall become effective when one or more counterparts have been signed by each of the parties and delivered to the other parties.  Execution and delivery of this Amendment by facsimile or other electronic transmission evidencing a manual signature is legal, valid and binding for all purposes.

8.           This Agreement shall be governed by, and construed in accordance with, the laws of the State of New York regardless of the laws that might otherwise govern under applicable principles of conflicts of laws thereof.

9.           Except as amended hereby, the Agreement continues in full force and effect as written.

[SIGNATURE PAGE FOLLOWS]

SIGNATURE PAGE
TO
AMENDMENT NO.1 TO SHARE EXCHANGE AGREEMENT

IN WITNESS WHEREOF, intending to be legally bound, the parties have executed this Amendment on the dates set forth opposite their signatures below to be effective as of the date first above written.

Date: March 11, 2010	HAMBRECHT ASIA ACQUISITION CORP.

	By:	/s/ John Wang
Title: Chief Executive Officer

Date: March 11, 2010	SUN ZONE INVESTMENTS LIMITED

	By:	/s/ Or Tin Man
Title: Owner

Date: March 11, 2010	/s/ Sze Kit Ting
Sze Kit Ting

Date: March 11, 2010	HONESTY GROUP HOLDINGS LIMITED

	By:	/s/ Burnette Or
Title: President